AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT, dated as of the 30th day of April 2011, to the Investment Advisory Agreement dated as of September 15, 2009, is entered into by and between Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Adviser”) and the Underlying Funds Trust, a Delaware statutory trust (the “Trust”), regarding each series of the Trust (the “Funds”).

WHEREAS, the parties have entered into the Investment Advisory Agreement; and

WHEREAS, the parties desire to amend the fees payable under the Investment Advisory Agreement; and

WHEREAS, subject to certain conditions, Section 11 of the Investment Advisory Agreement allows for its amendment by a written instrument executed by both parties, and

WHEREAS, the conditions required under Section 11 of the Investment Advisory Agreement have been satisfied.

NOW, THEREFORE, the parties agree to amend the following:

Section 6 is hereby superseded and replaced with the following:

6.           Compensation of the Adviser.  In consideration of the services rendered pursuant to this Agreement, the Funds will pay to the Adviser, as compensation for the services provided by the Adviser under this Agreement, a monthly fee of 1.75% (on an annualized basis) of the average daily net assets of each Fund.

In the event of any termination of this Agreement, the fee provided for in this paragraph 6 shall be calculated on the basis of a period ending on the last day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current period as a percentage of the total number of days in such period.

Except to the extent amended hereby, the Investment Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

UNDERLYING FUNDS TRUST

By:       /s/  J. Michael Fields
Name:   J. Michael Fields
Title:    Secretary

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC

By:       /s/  J. Michael Fields
Name:   J. Michael Fields
Title:    Chief Operating Officer